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                                                                                          EXHIBIT 12
                                                       THE BEAR STEARNS COMPANIES INC.
                                        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (In thousands, except for ratio)
                     (Unaudited) (Unaudited)
                     Six Months   Six Months    Fiscal Year     Fiscal Year     Fiscal Year     Fiscal Year    Fiscal Year
                         Ended       Ended        Ended           Ended           Ended           Ended          Ended
                     December 31, December 31,  June 30, 1996  June 30, 1995   June 30, 1994   June 30, 1993  June 30, 1992
                     ------------ ------------- -------------  -------------   -------------   -------------  -------------
                         1996          1995

Earnings before taxes
 on income           $  469,072    $  337,291    $  834,926     $  388,082      $  642,799      $  614,398      $  507,625
                     -----------   ----------    ----------     ----------      ----------      ----------      ----------
Add: Fixed Charges
     Interest         1,163,865       959,348     1,981,171      1,678,515       1,023,866         710,086         834,859
     Interest factor
      in rents           13,144        12,853        25,672         24,594          21,772          20,084          20,874
                     -----------   ----------    ----------     ----------      ----------      ----------      ----------
 Total fixed charges  1,177,009       972,201     2,006,843      1,703,109       1,045,638         730,170         855,733
                     -----------   ----------    ----------     ----------      ----------      ----------      ----------
Earnings before
 fixed charges and
 taxes on income     $1,646,081    $1,309,492    $2,841,769     $2,091,191      $1,688,437      $1,344,568      $1,363,358
                     ==========    ==========    ==========     ==========      ==========      ==========      ==========

Ratio of earnings to
 fixed charges              1.4           1.3           1.4            1.2             1.6             1.8             1.6
                     ==========    ==========    ==========     ==========      ==========      ==========      ==========

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